UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

 Washington D.C. 20549

FORM 8-K

 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

 OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 17, 2008 (November 10, 2008)

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

 (Exact name of registrant as specified in its charter)

Delaware	001-33774	98-0509431
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

13/F, Shenzhen Special Zone Press Tower, Shennan Road

 Futian, Shenzhen, China, 518034

 (Address of Principal Executive Offices)

(86) 755-83510888

 Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 11, 2008, China Security & Surveillance Technology, Inc. (the "Company") entered into an equity transfer agreement (the "Equity Transfer Agreement") with China Safetech Holdings Limited, a British Virgin Islands corporation and a wholly-owned subsidiary of the Company ("Safetech"), and Junhua Li, the sole owner of DIT Industry(H.K.) Limited, a Hong Kong corporation ("DIT") pursuant to which Safetech purchased 100% ownership of DIT from Mr. Li. DIT is a Hong Kong-based company and has an extensive international distribution network of security products covering US, Japan and Europe.

Under the Equity Transfer Agreement, the Company will pay a total consideration up to RMB 23,680,032 (approximately $3.48 million) in exchange for 100% ownership of DIT, consisting of RMB 13,800,000 (approximately $2.03 million) in cash and RMB 9,880,032 (approximately $1.45 million) in the Company’s shares of common stock. The number of shares issuable in satisfaction of the equity portion of the purchase price is 139,573 (based upon $10.3715/share, the 20-day average closing price of the Company’s common stock prior to the signing of the Equity Transfer Agreement) which will be issued within 90 days following the execution of the Equity Transfer Agreement. The Company has paid RMB 2.76 million (approximately $0.41 million) of the cash portion of the purchase price as of the date of the Equity Transfer Agreement, the remaining RMB 11.04 million (approximately $1.62 million) of the cash consideration will be paid upon DIT’s achievement of certain financial thresholds as discussed below.

The Equity Transfer Agreement contains certain "make good" provisions, under which Mr. Li pledged to the Company a total of 111,658 shares of the Company’s common stock that he will receive as partial consideration for the acquisition to secure his make good obligation under the Equity Transfer Agreement. The Equity Transfer Agreement established minimum after tax net income thresholds of RMB 3.8 million (approximately $0.56 million) for fiscal year 2007, RMB 4.5 million (approximately $0.66 million) for fiscal year 2008 and RMB 6.4 million (approximately $0.94 million) for fiscal year 2009 (each, a "Minimum ATNI Threshold"). In the event that the Minimum ATNI Threshold for fiscal year 2007 is achieved by DIT, the Company will return 41,872 shares of the pledged stock and make a cash payment of RMB 4.14 million (approximately $0.61 million) to Mr. Li or his designees. In the event that the Minimum ATNI Threshold for fiscal year 2008 is achieved by DIT, the Company will return 41,872 shares of the pledged stock and make a cash payment of RMB 4.14 million (approximately $0.61 million) to Mr. Li or his designees. In the event that the Minimum ATNI Threshold for fiscal year 2009 is achieved by DIT, the Company will return 27,914 shares of the pledged stock and make a cash payment of RMB 2.76 million (approximately $0.41 million) to Mr. Li or his designees.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Equity Transfer Agreement or the transactions contemplated thereby or a complete explanation of the material terms thereof. The foregoing description is qualified in its entirety by reference to the English Translation of the Equity Transfer Agreement attached hereto as Exhibit 10.1.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On November 10, 2008, the Company and Safetech consummated the acquisition of the 100% ownership of DIT, pursuant to the terms set forth in the Equity Transfer Agreement as described above.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in its entirety.

Item 3.02. Unregistered Sales of Equity Securities

The information pertaining to the Company’s shares of common stock in Item 1.01 is incorporated herein by reference in its entirety. The shares of the Company’s common stock issuable to Mr. Li and his designees under the Equity Transfer Agreement have not been registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company intends to issue these shares in reliance on the exemption from registration provided by Regulation S. This current report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitution an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Equity Transfer Agreement, dated November 10, 2008, by and among the registrant, China Safetech Holding Limited and Junhua Li (English Translation).

SIGNATURES

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

Date: November 17, 2008	/s/ Guoshen Tu
Name: Guoshen Tu
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Equity Transfer Agreement, dated November 10, 2008, by and among the registrant, China Safetech Holding Limited and Junhua Li (English Translation).